Symetra Life Insurance Company
[Symetra Financial logo]
	[Home Office: 777 108th Avenue NE, Suite 1200 | Bellevue, WA 98004-5135]
	     [Phone 1-800-796-3872 | TTY/TDD 1-800-833-6388] | [www.symetra.com]

WEALTH TRANSFER BENEFIT (WTB) RIDER
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The purpose of the Wealth Transfer Benefit rider under this annuity Contract is to provide an additional benefit upon the death of the Owner as described under the terms of this rider. The Wealth Transfer Benefit rider will terminate upon assignment or a change in ownership of the Contract as described in the "Termination" provision of this rider.

This rider is part of the Contract to which it is attached and is effective upon your Contract Date. Capitalized terms not defined in this rider are defined in the Contract to which this rider is attached. In the case of a conflict with any provision in the Contract, the terms of this rider will control. You elect this rider at the time you purchase your Contract. The maximum age to elect this rider is shown on the WTB Rider Data Page.

This rider replaces the death benefit calculation as described in the "Death Benefit Payment Amount" section in your Contract.

The WTB Additional Benefit, if any, is payable upon the death of the Owner or, in the case of joint Owners, upon the first death of either Owner. In the case of a non-natural Owner, the WTB Additional Benefit will be paid upon the death of the Annuitant, or in the case of joint Annuitants, upon the first death of either Annuitant. Any joint Owners or, in the case of non-natural Owners, joint Annuitants, covered by this rider must be spouses.

The WTB cannot be withdrawn, surrendered or annuitized.

DEFINITIONS

	Contract Month: A month measured from the Contract Date or a monthly anniversary of that date.

	WTB Earnings: The amount by which your Contract Value exceeds your Purchase Payments adjusted for withdrawals.

	WTB Threshold: The sum of Purchase Payments reduced for withdrawals that exceed the WTB Earnings.

	WTB Threshold Cap: The maximum WTB Threshold used to calculate the WTB Gain. The WTB Threshold Cap is shown on the WTB Rider Data Page.

	WTB Gain: The amount by which your covered Contract Value exceeds the WTB Threshold.

	WTB Benefit Base: The WTB Gain multiplied by the WTB multiplier shown on the WTB Rider Data Page plus the Contract Value.

	WTB Additional Benefit: The WTB Benefit Base minus the Contract
	Value.

"WTB Earnings" as defined in this rider may not be the same as "earnings" for income tax purposes.

WTB RIDER CHARGE

The WTB rider charge will be deducted on the first Business Day of each Contract Month. If a WTB rider charge is due, the charge is first deducted pro-rata from your Contract Value invested in the Standard Sub-accounts. If the amount available is not sufficient to cover the charge, we will take the remaining charge from your Contract Value invested in the Prepaid Annuity Sub-accounts on a pro-rata basis.

The WTB rider charge is based upon an annual rate for the Owner's, or in the case of a non-natural Owner, the Annuitant's, attained age and sex and upon whether the Contract is owned by single or joint Owners. If the Contract is owned by joint Owners, the joint rider charge rate will be based on the attained age and sex of the oldest joint Owner. If the Contract is owned by a non-natural Owner and joint Annuitants are named, the rider charge rate will be based on the attained age and sex of the oldest joint Annuitant. Because the WTB rider charge rate is based on attained age, the applicable rate will increase with each yearly increase of attained age. The WTB rider charge rate for a given attained age will never exceed the maximum annual guaranteed charge rate shown on the WTB Rider Data Page.

Once the rate is determined, it is multiplied by the greater of:

	-	the WTB Additional Benefit; and
	-	zero.

The resulting amount is then divided by twelve to determine that Contract Month's charge. If the WTB Additional Benefit is greater than zero we will assess the charge for the Contract Month. If the WTB Additional Benefit is equal to or less than zero, no charge will be assessed for that Contract Month. Each Contract Month the charge will be recalculated.

The WTB rider charge will stop being deducted on the first Business Day of the Contract Month after the Business Day:

	(a)	we are notified of your death;
	(b)	the Owner requests cancellation of the rider;
	(c)	the Contract is surrendered;
	(d)	you replace or add an Owner;
	(e)	you assign the Contract;
	(f)	you replace or add an Annuitant;
	(g)	you annuitize the entire Contract Value; or
	(h)	the oldest Owner's, or in the case of a non-natural Owner, the
		oldest Annuitant's, attained age exceeds the maximum WTB rider coverage age shown on the WTB Rider Data Page.

We will refund any rider charges deducted after the first Business Day following your date of death.

THE BENEFIT

The WTB is calculated as follows:

	(a)	any WTB Additional Benefit in effect on your date of death (if
		greater than zero);
	plus
	(b)	your Contract Value as of the date we make payment;
	plus
	(c)	a refund of any WTB rider charges deducted after the first
		Business Day following your date of death;
	plus
	(d)	any interest required by law.

The WTB Additional Benefit is calculated on the first Business Day of each Contract Month and remains constant for the entire Contract Month. If the WTB Additional Benefit is greater than zero on the first Business Day of the Contract Month of your death, the WTB Additional Benefit will be added to your Contract Value. After due proof of death is received in Good Order, the WTB Additional Benefit will be allocated to the money market Sub-account, unless directed otherwise. If the WTB Additional Benefit is equal to or less than zero on the first Business Day of the Contract Month of your death, no WTB Additional Benefit will be added to your Contract Value. The annual report for your Contract will show the WTB Additional Benefit and any related charges for the WTB rider.

Withdrawals have an impact on the WTB Additional Benefit calculation. Any amount of Contract Value applied to an annuity option will be treated as a withdrawal. Each withdrawal is first taken from the WTB Earnings, as calculated on the Business Day of the withdrawal, on a dollar for dollar basis. Each withdrawal (or portion of such withdrawal) in excess of the WTB Earnings will reduce the WTB Threshold, as calculated on the Business Day of the withdrawal, on a dollar for dollar basis.

LIMITATIONS ON WTB AMOUNTS

Maximum WTB Additional Benefit
The WTB Additional Benefit will be limited to the maximum amount shown on the WTB Rider Data Page. Any other WTB riders you purchase will be aggregated for the purpose of applying the maximum WTB Additional Benefit.

WTB Threshold Cap
Your WTB Threshold is subject to the WTB Threshold Cap as shown on the WTB Rider Data Page. Any other WTB riders you purchase will be aggregated for the purpose of applying the WTB Threshold Cap.

	Applying the WTB Threshold Cap
	For purposes of applying the WTB Threshold Cap, we divide your Purchase Payments into covered and uncovered portions, where your covered portion equals your WTB Threshold up to the WTB Threshold Cap, and the uncovered portion equals any remaining Purchase Payments. We calculate the covered portion, as well as any uncovered portion, after each Purchase Payment is added to your Contract Value and each withdrawal is deducted from your Contract Value as described below.

	Impact of Purchase Payments
	Purchase Payments will increase your WTB Threshold. If your WTB Threshold exceeds the WTB Threshold Cap, the covered portion of your total Purchase Payments will be equal to the WTB Threshold Cap and the uncovered portion will be equal to the remaining amount of total Purchase Payments.

	Impact of Withdrawals
	Withdrawals are deducted first from WTB Earnings and then from the WTB Threshold. If the withdrawal amount exceeds the WTB Earnings in your Contract, the remaining withdrawal amount will be deducted from the WTB Threshold and proportionally reduce your covered and uncovered portions of Purchase Payments.

	Covered and Uncovered Contract Value
	In the same way your Purchase Payments are divided into covered and uncovered portions, your Contract Value will also be divided into covered and uncovered portions. The ratio of your covered Contract Value to your uncovered Contract Value will be the same as the ratio of your covered Purchase Payments to your uncovered Purchase Payments.

SPOUSAL CONTINUATION
If your spouse chooses to continue the Contract and the WTB rider was in effect on the date of the Owner's death, the Contract Value will be increased by any applicable WTB Additional Benefit. That amount will be added as of the Business Day due proof of death is received by us in Good Order. Unless directed otherwise, the amount will be allocated to the money market Sub-account.

On the date of Contract continuation, if your surviving spouse is younger than the maximum issue age for the WTB rider shown on the WTB Rider Data Page, your surviving spouse can choose to continue the WTB rider that was in effect on the date of the Owner's death. Rider continuation must be elected at the time your surviving spouse elects to continue the Contract. The spousal continuation request must be made in Good Order.

If your surviving spouse continues the rider, any future WTB rider charges will be based on your surviving spouse's attained age and sex. Your surviving spouse will start with a new WTB Threshold equal to the Contract Value on the Business Day of continuation, after any WTB Additional Benefit has been added. Subsequent Purchase Payments will increase the WTB Threshold and subsequent withdrawals will first reduce the WTB Earnings on a dollar for dollar basis and then reduce the WTB Threshold on a dollar for dollar basis.

There may be only one spousal continuation per Contract.

TERMINATION

You can terminate the WTB rider at any time, but once it is terminated, you may not re-elect it.

This rider will terminate on the earliest Business Day when:

	(a)	the WTB is paid under this rider, unless your surviving spouse
		elects to continue the rider;
	(b)	the Owner requests cancellation of the rider;
	(c)	the Contract is surrendered;
	(d)	you add or replace an Owner;
	(e)	you assign the Contract;
	(f)	you add or replace an Annuitant;
	(g)	you annuitize the entire Contract Value; or
	(h)	the oldest Owner's, or in the case of non-natural Owners, the
		oldest Annuitant's, attained age exceeds the maximum WTB rider coverage age shown on the WTB Rider Data Page.

All other terms and conditions of the Contract remain unchanged.

						Symetra Life Insurance Company


						/s/Thomas M. Marra

						[Thomas M. Marra]
						[President]